UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒                                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Focus Financial Partners Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Focus Announces Acquisition Proposal and Exclusivity Arrangement with Clayton, Dubilier & Rice

New York, NY – February 2, 2023 – Focus Financial Partners Inc. (NASDAQ: FOCS) (“Focus”), a leading partnership of independent, fiduciary wealth management firms, announced today that it had entered into an exclusivity agreement for a limited period with Clayton, Dubilier & Rice, LLC (“CD&R”), a private investment firm, to engage in negotiations regarding the terms and definitive agreements whereby CD&R may potentially acquire Focus for $53 per share in cash. A Special Committee of the Board of Directors of Focus (the “Special Committee”) was formed on November 1, 2022 to evaluate a non-binding offer received from CD&R and to explore alternative transactions. After a series of negotiations with CD&R and outreach and meetings with other potential bidders, the Special Committee has approved the exclusivity agreement based on CD&R meeting the Special Committee’s requirement of $53 per share.

CD&R has communicated that its latest non-binding offer of $53 per share represented its “best and final” offer and that it was submitted with the understanding that there would be no further price negotiations. CD&R has also proposed that the transaction would be subject to a non-waivable approval of a majority of the voting power of disinterested shareholders.

The contemplated purchase price of $53 per share represents a 36% premium to Focus’ 60-day volume weighted average price as of yesterday’s close and a 48% premium to Focus’ closing stock price on December 28, 2022, the day the Special Committee specifically authorized its financial advisors to broaden their outreach and contact other potential bidders regarding interest in a definitive transaction.

Funds managed by Stone Point Capital LLC are considering retaining a portion of their investment in Focus and providing new equity financing as part of the proposed transaction, subject to negotiation with CD&R of definitive agreements on mutually agreeable terms.

Negotiations regarding definitive terms and agreements are ongoing and there is no certainty that final terms of any transaction will be agreed upon or, if agreed upon, completed. Any transaction would be subject to the completion of due diligence, Board and stockholder approval, regulatory approvals and other customary conditions. Focus will cease to be a publicly traded company if such a transaction is consummated.

The Company and the Special Committee do not currently intend to comment further about this proposal unless and until a specific transaction is recommended by the Special Committee to, and approved by, the Board. The Special Committee has engaged Jefferies LLC and Goldman, Sachs & Co. LLC as its financial advisors.

About Focus Financial Partners Inc.

Focus is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives. For more information about Focus, please visit www.focusfinancialpartners.com.

Cautionary Note Concerning Forward-Looking Statements

This release contains certain forward-looking statements that reflect Focus' current views with respect to certain current and future events. Specific forward-looking statements include, among others, statements regarding the proposed transaction, including the terms thereof, and the negotiation and consummation of any transaction. These forward-looking statements are and will be, subject to many risks, uncertainties and factors which may cause future events to be materially different from these forward-looking statements or anything implied therein. These risks and uncertainties include, but are not limited to: the failure of the parties to agree to final terms of the proposed transaction; the timing for the parties to agree to final terms and, if agreed upon, to consummate the proposed transaction; global economic conditions; adverse industry and market conditions; the ability to retain management and other personnel; and other economic, business, or competitive factors. Any forward-looking statements in this release are based upon information available to Focus on the date of this release. Focus does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could affect Focus may be found in Focus' filings with the Securities and Exchange Commission (the “SEC”).

Important Information for Stockholders

The proposed transaction, if agreed upon, will be submitted to the stockholders of Focus for their consideration. In connection with the proposed transaction, Focus will file a proxy statement and other materials with the SEC. In addition, Focus may also file other relevant documents with the SEC regarding the proposed transaction. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the stockholders of Focus.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by Focus, at Focus’ website, www.focusfinancialpartners.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from Focus by writing to Focus Financial Partners Inc., 875 Third Avenue, 28th Floor, New York, NY 10022, Attention: Investor Relations.

Participants in the Solicitation

Focus and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Focus in connection with the proposed transaction. Information about the directors and executive officers of Focus is set forth in the Proxy Statement on Schedule 14A for the 2022 annual meeting of Focus’ stockholders, which was filed with the SEC on April 14, 2022. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Investor and Media Contacts

Tina Madon

Senior Vice President

Head of Investor Relations & Corporate Communications

Focus Financial Partners

P: +1-646-813-2909

tmadon@focuspartners.com

Charlie Arestia

Vice President

Investor Relations & Corporate Communications

Focus Financial Partners

P: +1-646-560-3999

carestia@focuspartners.com